UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________________________
FORM 8-K
__________________________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 25, 2023
__________________________________
Cyxtera Technologies, Inc.
(Exact name of registrant as specified in its charter)
__________________________________

Delaware (State or other jurisdiction of incorporation)	001-39496	84-3743013 (IRS Employer Identification No.)
2333 Ponce de Leon Boulevard Suite 900 Coral Gables, FL 33134 (Address of principal executive office)	(Commission File Number)	33134 (Zip Code)
(305) 537-9500
Registrant’s telephone number, including area code
N/A
(Former name or former address, if changed since last report.)
________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	CYXT	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Led by the Board of Directors (the “Board”) of Cyxtera Technologies, Inc. (the “Company”), the Company has conducted a comprehensive review of its compensation program for its entire workforce to determine whether it continues to effectively incentivize and retain its executives and employees in light of the Company’s ongoing consideration of alternatives for its capital structure and refinancing of its existing debt. The compensation committee of the Board (the “Compensation Committee”), with the advice of its independent compensation consultant and legal advisors, determined that the Company’s historic compensation structure and performance metrics would not be effective in motivating and incentivizing the Company’s workforce. As a result, given the current circumstances, the Compensation Committee recommended, and the Board and the Company implemented, the following revised compensation structure for the Company’s senior executives (including our named executive officers) and certain other employees of the Company and/or its subsidiaries.

To maintain the stability and continuity of the Company’s workforce and minimize distractions arising from the uncertainty associated with its compensation program, the Company’s annual incentive plan will be converted into an opportunity for our senior executives (including our named executive officers) (the “Retention Bonus Recipients”) to receive a retention payment pursuant to the terms of a retention bonus agreement (the “Retention Bonus Agreement”) and for certain of other employees, as designated by the Compensation Committee from time to time, to receive periodic lump-sum retention payments subject to the terms of a key employee retention plan (“KERP”), as each are described below. The Company and the Board believe the revised compensation programs’ emphasis on retention is essential to keep employees and executives engaged and focused on the tasks necessary to achieve the Company’s short- and long-term goals. The retention programs under the Retention Bonus Agreement and KERP for the Company’s executive officers and other employees replace the traditional incentive compensation programs for 2023.

Retention Bonus Agreement:

The Company will replace the Retention Bonus Recipients’ current 2023 annual bonus or short-term incentive opportunity and a specified percentage of the Retention Bonus Recipient’s annual target long-term incentive compensation opportunity for 2023 with an opportunity to receive a retention payment (the “Retention Bonus”) that will be paid immediately, but the entire after-tax amount will be subject to repayment if the Retention Bonus Recipient’s employment with the Company terminates prior to a specified date occurring no later than April 25, 2024 for any reason other than due to a termination by the Company without “cause” or by the Retention Bonus Recipient for “good reason” or due to the Retention Bonus Recipient’s death or disability.

Key Employee Retention Plan:

The Company will replace the 2023 annual bonus or short-term incentive opportunities and fifty percent of annual target long-term incentive compensation opportunities for certain of its other employees (the “Plan Participants”) with an opportunity for the Plan Participants to earn a bonus payment at the end of each of the four specified Retention Periods set forth in the KERP. Each Plan Participant is required to remain employed through the end of the applicable Retention Period, but a Plan Participant whose employment with the Company or subsidiary of the Company terminates for any reason other than due to the Plan Participant’s death or disability or by the Company for “cause” will receive a pro-rata portion of the bonus payment for the Retention Period that the termination occurred.

A total aggregate of approximately $19.1 million was approved for payment of the Retention Bonuses and the amounts that can be earned and paid under the KERP. The amount of the Retention Bonuses paid to the Company’s named executive officers were: (1) approximately $3.1 million for Chief Executive Officer Nelson Fonseca; and (2) approximately $1.65 million for Chief Financial Officer Carlos Sagasta, which generally reflects one year of each named executive officer’s target annual bonus or short-term incentive opportunity and 40% (for the Chief Executive Officer) and 50% (for the Chief Financial Officer) of each named executive officer’s respective annual target long-term incentive compensation for 2023.

The above summary of the Retention Bonus Agreements and KERP is qualified in its entirety by reference to the complete terms and conditions as set forth in the Retention Bonus Agreement, the form of which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference into this Item 5.02 and the Key Employee Retention Plan, which is filed herewith as Exhibit 10.2 to this Current Report on Form 8-K and incorporated by reference into this Item 5.02.
Item 9.01.    Financial Statement and Exhibits.
(d) Exhibits.

Exhibit Number	Description
10.1	Form of Retention Bonus Agreement
10.2	Key Employee Retention Plan
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cyxtera Technologies, Inc.

Date: May 1, 2023	By:	/s/ Victor Semah
	Name:	Victor Semah
	Title:	Chief Legal Officer